Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 29, 2018, is entered into between Cord:Use Cord Blood Bank, Inc., a Florida corporation (“Seller”) and Cryo-Cell International, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller is engaged in the business of public and private cord blood and tissue, collection, processing, storage and banking (the “Business”);

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

WHEREAS, on March 27, 2018, Buyer loaned $700,000 to Seller, which loan is repayable pursuant to that certain promissory note (the “Promissory Note”) in favor of Buyer dated March 27, 2018 (the “Loan”), and is subject to satisfaction and termination pursuant to the Promissory Note; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acceptance” has the meaning set forth in Section 6.23(a)

“Acceptance Period” has the meaning set forth in Section 6.23(a).

“Accounts Receivable” has the meaning set forth in Section 2.01(b).

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Internet Domain Name Assignment and the other agreements, instruments and documents required to be delivered at the Closing.

“Annual Financial Statements” has the meaning set forth in Section 4.04.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Basket” has the meaning set forth in Section 8.04(a).

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Block Trade” has the meaning set forth in Section 6.23(a).

“Books and Records” has the meaning set forth in Section 2.01(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tampa, Florida are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Average Stock Price” shall mean the average of the closing sale prices of Common Stock as reported on the OTC Bulletin Board during the thirty (30) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the Closing Date or such other specified date set forth in this Agreement (the “Determination Period”).

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(g).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Porter, Keadle Moore, LLC.

“Cap” has the meaning set forth in Section 8.04(a).

“Cash Holdback” means $750,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of Buyer.

“Contracts” means all written contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Cord Blood Reversion Acceptance” has the meaning set forth in Section 2.06(e)(i).

“Cord Blood Reversion Acceptance Period” has the meaning set forth in Section 2.06(e)(i).

“Cord Blood Cash Earnout” has the meaning set forth in Section 2.06(b)(i).

“Cord Blood Reversion Closing” has the meaning set forth in Section 2.06(e)(i).

“Cord Blood Reversion Closing Date” has the meaning set forth in Section 2.06(e)(i).

“Cord Blood Reversion Offer” has the meaning set forth in Section 2.06(e)(i).

“Cord Blood Stock Earnout” has the meaning set forth in Section 2.06(b)(ii).

“Customer Contracts” means all Contracts between: (a) Seller and its private cord blood and tissue customers, including storage contracts and other agreements pertaining to private cord blood and tissue units; and (b) all pre-donor qualifications healthcare questionnaires and informed consent forms with respect to the Seller’s public cord blood customers.

“Data Room” shall mean the electronic data room hosted by ShareVault relating to the Seller.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Duke Agreement” has the meaning set forth in Section 2.04(d).

“Earnout Calculation” has the meaning set forth in Section 2.06(d)(i).

“Earnout Calculation Delivery Date” has the meaning set forth in Section 2.06(d)(i).

“Earnout Calculation Objection Notice” has the meaning set forth in Section 2.06(d)(ii).

“Earnout Calculation Statement” has the meaning set forth in Section 2.06(d)(i).

“Earnout Payments” has the meaning set forth in Section 2.06(a).

“Eligible Profits” has the meaning set forth in Section 2.06(c)(i) and 2.06(c)(ii), as applicable.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than Permitted Encumbrances.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as

amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Shumaker, Loop & Kendrick, LLP.

“Escrow Agreement” means that certain escrow agreement with Escrow Agent, in the form attached hereto as Exhibit A.

“Evaluation Period” has the meaning set forth in Section 2.06(b)(i).

“Exchange Act” has the meaning set forth in Section 5.09(a).

“Excluded AR” has the meaning set forth in Section 2.02(c).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“FIRPTA Certificate” has the meaning set forth in Section 7.02(m).

“GAAP,” with respect to Seller, means United States generally accepted accounting principles as consistently applied by the Seller in effect as of the date of this Agreement without any change in accounting methods, policies, practices, procedures, classifications, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification, judgments or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those used in the preparation of the Balance Sheet, and, with respect to Buyer, means United States generally accepted accounting principles in effect from time to time.

“Government Contracts” has the meaning set forth in Section 4.07(a)(iv).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Official” has the meaning set forth in Section 4.27.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), 45 C.F.R. parts 160, 162 and 164, and the privacy provisions (Subtitle D) of the Health Information Technology for Economic and Clinical Health (“HITECH”) Act (Title XIII of Pub. L. 111-5) and their implementing regulations (the “HITECH Act”).

“HRSA Agreement” has the meaning set forth in Section 2.06(d)(iv).

“Independent Valuator” means an independent valuation firm with experience appraising companies in the biotech industry and selected by Buyer and Seller in accordance with Section 2.06(c)(ii) or Section 2.06(d)(ii), as applicable.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership

(including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media accounts and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); and (j) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts relating to any Intellectual Property that is used in the conduct of the Business as currently conducted.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof/accruing on or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof. For the avoidance of doubt, Seller does not own any intellectual property assets in Tianhe.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are the subject of any issuance, registration, or application, existing as of the Closing Date, by or to any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Internet Domain Name Assignment” has the meaning set forth in Section 3.02(a)(vi).

“Inventory” has the meaning set forth in Section 2.01(c).

“Key Employees” means Edward S. Guindi M.D. and Michael T. Ernst.

“Knowledge of Buyer or Buyer’s Knowledge” shall mean, with respect to Buyer, the actual knowledge of David Portnoy or Mark Portnoy, after due inquiry by such individual with such individual’s direct reports.

“Knowledge of Seller or Seller’s Knowledge” shall mean, with respect to the Seller, the actual knowledge of Edward S. Guindi M.D., Michael T. Ernst or Thomas Moss, after due inquiry by such individual with such individual’s direct reports.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loan” has the meaning set forth in the recitals to this Agreement.

“Losses” means the actual losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, indirect damages, speculative damages, or damages based on a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization), or of any other financial metric (whether trailing, forward, or otherwise), except to the extent actually awarded to a Governmental Authority or other third party. Notwithstanding the foregoing, with respect to any Earnout Payments, “Losses” shall include consequential damages, including loss of revenue, income or profits, loss in value of assets or securities, and speculative damages.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i)

general economic or political conditions in the United States or other country or region in the world; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in the United States or other country or region in the world in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) any action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.08 or the failure to take any action prohibited by this Agreement; (vii) any changes in applicable Laws or accounting rules, including GAAP; (viii) any actions taken, or failure to take action, in each case, to which Buyer has in writing expressly approved, consented to, or requested; (ix) the public announcement, pendency or completion of the transactions contemplated by this Agreement; (x) the availability or cost of equity, debt or other financing to Buyer; and (xi) any matters set forth in the Disclosure Schedules; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Multiemployer Plan” has the meaning set forth in Section 4.19(c).

“NMDP Agreement” has the meaning set forth in Section 2.06(d)(iv).

“Net Revenues” means all revenues received by Buyer (excluding any revenue related to any Excluded AR, which shall be the exclusive property of Seller), net of any returns, during each Evaluation Period, from Buyer’s sale of Public Cord Blood Inventory in excess of $500,000, and, if the Duke Agreement is terminated, then “Net Revenues” shall also be less $500 per unit for the first three units sold per calendar month and less $1,000 for each unit sold in such calendar month in excess of three units; provided that such $500 and $1,000 deductions shall be reduced dollar for dollar for any reduction in the distribution fees charged by Duke if Buyer is successful in renegotiating the Duke Agreement.

“Non-Recourse Party” shall mean, with respect to a party, any of such party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners, or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner or assignee of any of the foregoing).

“Non-U.S. Benefit Plan” has the meaning set forth in Section 4.19(a).

“Offer” has the meaning set forth in Section 6.23(a).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any piece of information that allows the identification of a natural person, including a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number or other government issued identification number, passport number, financial account number, or credit or debit card number.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Prepaid Fees” means all storage and pre-processing fees paid by customers or clients to Seller during the shorter of: (i) the period commencing on the date of the execution of this Agreement and ending on the Closing Date; or (ii) the two-week period ending on the Closing Date, including all such fees paid pursuant to Customer Contracts and all pre-processing fees paid at the time of enrollment and prior to processing, in each case, such fees shall be net of all shipping costs and expenses and sales commissions directly or indirectly payable by Seller with respect to such storage fees.

“Privacy Agreements” has the meaning set forth in Section 4.24.

“Promissory Note” has the meaning set forth in the recitals.

“Public Cord Blood Assets” has the meaning set forth in Section 2.06(e)(i).

“Public Cord Blood Inventory” means the inventory of public cord blood units included in the Purchased Assets and sold to Buyer at Closing pursuant to this Agreement.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Recap Value” has the meaning set forth in Section 2.06(c)(iii).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Business” means the business of public and/or private cord blood and tissue collection, processing, storage and/or banking or all aspects thereof.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Retained Shares” has the meaning set forth in Section 2.05(c).

“Revenue Benchmark” has the meaning set forth in Section 2.06(b)(ii).

“Review Period” has the meaning set forth in Section 2.06(d)(ii).

“ROFR Term” has the meaning set forth in Section 6.23(a).

“SEC” has the meaning set forth in Section 5.09(a).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(j).

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Seller’s Accountants” means WithumSmith + Brown, PC.

“Shares” has the meaning set forth in Section 2.05.

“Single Employer Plan” has the meaning set forth in Section 4.19(c).

“Superior Proposal” has the meaning set forth in Section 6.03(c).

“Supplement” has the meaning set forth in Section 6.04.

“Starting Price” shall mean the average of the closing sale prices of Common Stock as reported on the OTC Bulletin Board during the thirty (30) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the date of this Agreement.

“Stock Consideration” has the meaning set forth in Section 2.05(a).

“Stock Holdback” has the meaning set forth in Section 2.05(c).

“Tangible Personal Property” has the meaning set forth in Section 2.01(f).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Tianhe” means Tianhe Stem Cell Biotechnologies, Inc., an Illinois corporation.

“Tianhe Capital Stock” means the 665,287 shares of Tianhe common stock included in the Purchased Assets and sold by Seller to Buyer pursuant to this Agreement.

“Tianhe Recap Earnout” has the meaning set forth in Section 2.06(c)(iii).

“Tianhe Recap Event” has the meaning set forth in Section 2.06(c)(iii).

“Tianhe Sale Event” has the meaning set forth in Section 2.06(c)(i).

“Tianhe Sales Earnout” has the meaning set forth in Section 2.06(c)(i).

“Tianhe Stock Basis” has the meaning set forth in Section 2.06(c)(i).

“Tianhe Valuation Earnout” has the meaning set forth in Section 2.06(c)(ii).

“Union” has the meaning set forth in Section 4.20(b).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by Seller, excluding any Excluded AR, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including all Public Cord Blood Inventory (“Inventory”)1;

(c) all Customer Contracts and all other Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules2 (the “Assigned Contracts”);

(d) all Intellectual Property Assets, including Seller’s tradename, Cord:Use Cord Blood Bank, websites and internet domain names;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f) all Tianhe Capital Stock, and all options and other agreements with Tianhe related to such Tianhe Capital Stock;

(g) all Prepaid Fees;

(h) all Permits that are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(i) all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

[1]	It is acknowledged by the Parties that the private cord blood and tissue units stored by Seller pursuant to Contracts with customers are not the property of Seller, but instead of Seller’s private cord blood and tissue customers. Thus, while possession of these units will be transferred to Buyer at Closing, title shall remain with the customers.

(j) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) to the extent related to any Purchased Assets;

(k) all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(l) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(m) originals, or where not available, copies, of all books and records in the possession of Seller as of the Closing Date, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), training materials, presentation materials, promotional materials, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, other than as set forth in Section 2.02(f) (“Books and Records”); and

(n) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, bank accounts and securities of Seller (other than the Tianhe Capital Stock, all options and other agreements with Tianhe related to such Tianhe Capital Stock and the Prepaid Fees);

(b) all Contracts that are not Assigned Contracts, including, without limitation, that certain Icon Suite Access Agreement between Seller and Orlando Event Center Enterprises, LLC (the “Excluded Contracts”);

(c) all accounts or notes receivable with respect to any sales of any public cord blood inventory by Seller that is ordered, shipped and invoiced prior to the Closing (collectively, the “Excluded AR”);

(d) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(e) all Benefit Plans and assets attributable thereto;

(f) the assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules;

(g) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, other than personnel files of the employees hired by Buyer pursuant to Section 6.05, and any other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to be retained;

(h) all insurance policies of Seller and all rights to applicable claims and proceeds thereunder, including all refunds and credits associated therewith;

(i) all Benefit Plans and trusts or other assets attributable thereto;

(j) all personnel records and other records that Seller is required by law to retain in its possession;

(k) all Tax assets (including duty and Tax refunds and prepayments and all loss carryforwards) of Seller;

(l) all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise that is not related to the Business, the Purchased Assets or the Assumed Liabilities;

(m) the property and assets expressly designated in Section 2.02(m) of the Disclosure Schedule; and

(n) the rights which accrue or will accrue to Seller under this Agreement and the Ancillary Documents.

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing; and

(b) all direct expenses, sales commissions, shipping expenses and other costs and expenses incurred by Seller in connection with the Business that remain unpaid as of the Closing Date and that directly relate to the services to be provided after Closing, as set forth in Section 2.03(b) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Seller arising or incurred in connection with the negotiation, and preparation of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby (except for Taxes allocated to Buyer pursuant to Section 6.14); or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) all currently outstanding payment obligations in respect of that certain BioArchive Lease, dated December 31, 2014 and the Services Agreement by and between Seller and Duke University dated as of July 28, 2017 (the “Duke Agreement”);

(e) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action directly relates to such operation on or prior to the Closing Date;

(f) all trade accounts payable of Seller to third parties in connection with the Business (other than as specified in Section 2.03(b));

(g) any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller, which relate to events occurring prior to the Closing Date;

(h) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, which relate to events occurring prior to the Closing Date, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments, which relate to events occurring prior to the Closing Date;

(i) any Environmental Claims, or Liabilities under Environmental Laws, to the extent directly arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing;

(j) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, which are not validly and effectively assigned to Buyer pursuant to this Agreement;

(k) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Business owing to financial institutions; and

(l) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order that was in effect prior to the Closing Date:

Section 2.05 Purchase Price.

(a) The aggregate purchase price for the Purchased Assets shall be equal to the sum of: (i) $10,500,000 in cash; plus (ii) a number of validly issued, fully paid, and nonassessable shares of Common Stock of Buyer (the “Shares”) equal to the quotient of $3,500,000 divided by the Buyer Average Stock Price (the “Stock Consideration”); plus (iii) the Earnout Payment; and plus (iv) the assumption of the Assumed Liabilities (collectively, the “Purchase Price”); provided, however, that (a) in the event the Buyer Average Stock Price is greater than one hundred ten percent (110%) of the Starting Price, then the Stock Consideration shall be a number of Shares of Common Stock equal to the quotient obtained by dividing $3,500,000 by the product of (i) the Starting Price multiplied by (ii) 1.10, and (b) in the event the Buyer Average Stock Price is less than 90 percent (90%) of the Starting Price, then the Stock Consideration shall be a number of Shares of Common Stock equal to the quotient obtained by dividing $3,500,000 by the product of (i) the Starting Price multiplied by (ii) 0.90.

(b) At Closing, the Loan shall be credited to the cash portion of the Purchase Price and Buyer shall (i) pay to Seller the remaining balance of the cash portion of the Purchase Price, less the Cash Holdback, by wire transfer of immediately available funds to the account(s) designated by Seller and (ii) deposit the Cash Holdback to Escrow Agent by wire transfer of immediately available funds to the account(s) designated by Escrow Agent.

(c) At Closing, Shares in an amount equal to $3,500,000 as determined in Section 2.05(a) (the “Retained Shares”) shall be issued to Seller and the stock certificates evidencing the Retained Shares issued to Seller shall be placed into escrow by Buyer with the Escrow Agent pursuant to the Escrow Agreement to be held and disbursed in accordance with the Escrow Agreement.

(d) Notwithstanding the foregoing, if, after the date of this Agreement and at or prior to the end of the Determination Period, the outstanding shares of Common Stock are changed into a different number of shares or type of securities by reason of any reclassification, recapitalization, split-up, stock split, subdivision, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon or rights issued in respect thereof with a record date within such period, or any similar event occurs, then the Shares will be adjusted accordingly to provide to the holders thereof the same economic effect as contemplated by this Agreement prior to such adjustment event.

Section 2.06 Earnouts. As additional Purchase Price, at such times as provided in this Section 2.06, Buyer shall pay Seller, the following earnout payments subject to the terms of this Section 2.06: (i) the Cord Blood Cash Earnout; (ii) the Cord Blood Stock Earnout; (iii) the Tianhe Sales Earnout; (iv) the Tianhe Valuation Earnout; and (v) the Tianhe Recap Earnout (collectively hereinafter referred to as the “Earnout Payments”).

(a) Earnout From Seller’s Public Cord Blood Inventory.

(i) Cord Blood Cash Earnout. Buyer shall pay to Seller 75% of all Net Revenues received by Buyer (excluding any revenue related to any Excluded AR, which shall be the exclusive property of Seller), net of any returns, during the period commencing on the Closing Date and ending on the one-year anniversary date of the Closing, and each year thereafter (each, an “Evaluation Period”), from Buyer’s sale of Public Cord Blood Inventory in excess of $500,000 (the “Cord Blood Cash Earnout”); provided that the maximum aggregate Cord Blood Cash Earnout payable by Buyer to Seller shall not exceed $200,000,000. For the avoidance of doubt, Buyer shall be entitled to retain the entire first $500,000 of gross revenues earned during each Evaluation Period from the sale of such Public Cord Blood Inventory. Subject to Section 2.06(d)(ii), payment of the Cord Blood Cash Earnout owed to Seller shall be made in immediately available funds quarterly, within 30 days of the end of the last month of each calendar quarter, until the Public Cord Blood Inventory is exhausted. From and after the Closing, customers shall be instructed to make all payments directly to Buyer and if Seller receives any such payment from a customer, it shall promptly deliver it to Buyer. All such gross revenues received by Buyer, including the initial $500,000 and the 25% of additional gross revenues received by Buyer, shall hereinafter be referred to as “Retained Gross Revenues.”

(ii) Cord Blood Stock Earnout. In addition, for each Evaluation Period after the Closing until the entire Public Cord Blood Inventory has been sold, for every $500,000 of Retained Gross Revenues received by Buyer, net of any returns, in excess of the initial $500,000 received and retained by Buyer during such Evaluation Period (the “Revenue Benchmark”), Buyer shall deliver to Seller a number of validly issued, fully paid, and nonassessable shares of Common Stock of Buyer (the “Cord Blood Stock Earnout”) equal to the quotient of $200,000 divided by the Buyer Average Stock Price at the closing of trading on the trading day immediately prior to the date the Cord Blood Stock Earnout is earned. The maximum aggregate amount of the Cord Blood Stock Earnout shall not exceed an aggregate total value of $5,000,000 in Common Stock. Subject to Section 2.06(d)(ii), the issuance of the Cord Blood Stock Earnout owed to Seller shall be made quarterly, within 30 days of the end of the last month of each calendar quarter, until the Public Cord Blood Inventory is exhausted. For example, if in the 2018 Evaluation Period Buyer received $1,000,000 of Retained Gross Revenues, Seller shall receive $200,000 of Common Stock (as calculated in this Section 2.06(b)(ii)).

(b) Earnout From Tianhe.

(i) Tianhe Sales Earnout. If Buyer generates more than $500,000 in gross profits from the sale of the Tianhe Capital Stock (whether in a single transaction or series of transactions) (each, a “Tianhe Sale Event”), assuming for this purpose that Buyer has a basis of

$0.43 per share in the Tianhe Capital Stock (the “Tianhe Stock Basis”), Buyer shall pay to Seller seven percent (7%) of the gross profits derived from such sale in excess of $500,000 in gross profits (collectively, the “Eligible Profits”), payable to Seller in a number of validly issued, fully paid, and nonassessable shares of Common Stock of Buyer (the “Tianhe Sales Earnout”) equal to the quotient of the dollar amount of the Eligible Profits divided by the Buyer Average Stock Price at the closing of trading on the trading day immediately prior to the date the Tianhe Sale Event. Subject to Section 2.06(d)(ii), the Tianhe Sales Earnout shall be paid in full no later than thirty (30) calendar days following the closing of the Tianhe Sales Event. For purposes of Section 2.06(c)(i), “gross profit” shall mean the gross sale price of each share of Tianhe Stock sold pursuant to the Tianhe Sales Event minus (x) the Tianhe Stock Basis and (y) all reasonable and documented transaction expenses (paid to third parties) directly related to the sale of the Tianhe Stock.

(ii) Tianhe Valuation Earnout. In the event a Tianhe Sale Event has not occurred on or before the five year anniversary of the Closing Date, then Buyer and Seller shall, within thirty (30) days of the expiration of such five-year period, select the Independent Valuator to determine the fair market value of the Tianhe Stock owned by Buyer (determined with regard to any minority, control, liquidity or similar discounts, in the discretion of the Independent Valuator) and Buyer shall pay Seller seven percent (7%) of the gross profits (determined in the manner set forth in Section 2.06(c)(i)) that would have been derived from a hypothetical sale of Tianhe Stock based on the fair market value determined by the Independent Valuator (the “Eligible Profits”), which shall be payable to Seller in a number of validly issued, fully paid, and nonassessable shares of Common Stock of Buyer equal to the quotient of the dollar amount of the Eligible Profits divided by the Buyer Average Stock Price at the closing of trading on the trading day immediately prior to the date the Independent Valuator determines the fair market value of the Tianhe Stock, which shall be paid in full no later than thirty (30) calendar days following the determination by the Independent Valuator of the fair market value of the Tianhe Stock (the “Tianhe Valuation Earnout”); provided, that, notwithstanding the foregoing, in Buyer’s sole discretion, Buyer may, instead of issuing shares of its Common Stock, transfer seven percent (7%) of its Tianhe Stock to Seller in full payment of the Tianhe Valuation Earnout. In the event that Buyer and Seller are unable to select the Independent Valuator within such thirty (30) day period and Buyer has determined not to simply transfer seven percent (7%) of its Tianhe Stock to Seller, then Buyer and Seller shall each prepare and deliver to each other a list of three reputable independent investment banking firms. The Independent Valuator shall then be selected by lot from the reputable independent investment banking firms on the lists submitted by Buyer and Seller. Buyer and Seller shall reasonably cooperate with the Independent Valuator in order to facilitate the valuation of the Tianhe Stock. The determination by the Independent Valuator of the fair market value of the Tianhe Stock shall be final and binding on Buyer and Seller. The costs and expenses of the Independent Valuator shall be borne 50/50 by Buyer and Seller. For purposes of Section 2.06(c)(ii), “gross profit” shall mean the difference between (a) the Tianhe Stock Basis and (b) the fair market value of each share of Tianhe Stock as determined by the Independent Valuator.

(iii) Tianhe Recap Earnout. Additionally, if Buyer, at any time after the Closing Date, purchases additional shares of Tianhe Stock so that its aggregate holdings exceeds a majority percentage interest of the capital stock of Tianhe (the “Tianhe Recap Event”), Buyer shall also pay to Seller an additional amount equal to ten percent (10%) of the value (based on the purchase price paid by Buyer) of such additional shares of Tianhe Stock equal to the difference between the shares of Tianhe Stock delivered to Buyer at Closing and the additional shares of Tianhe Stock acquired thereafter (the “Recap Value”), payable to Seller in a number of validly issued, fully paid, and nonassessable shares of Common Stock of Buyer (the “Tianhe Recap Earnout”) equal to the quotient of the Recap Value divided by the Buyer Average Stock Price at the closing of trading on the trading day immediately prior to the date of the Tianhe Recap Event. Subject to Section 2.06(d)(ii), the Tianhe Recap Earnout shall be paid in full no later than thirty (30) calendar days following the closing of the Tianhe Recap Event.

(c) Procedures Applicable to Determination of the Earnout Payments.

(i) On or before the date which is thirty (30) calendar days after: (A) the last day of each Evaluation Period with respect to the determination of gross revenues and/or Retained Gross Revenue derived from the sale of Public Cord Blood Inventory; (B) the closing date of any Tianhe Sales Event; or (C) the closing date of any Tianhe Recap Event (each such date, an “Earnout Calculation Delivery Date”), Buyer shall prepare and deliver to Seller a written statement (in each case, an “Earnout Calculation Statement”) setting forth in reasonable detail its determination of (1) gross revenues and/or Retained Gross Revenue with respect to the sale of Public Cord Blood Inventory, (2) the Eligible Profit, and/or (3) the Recap Value, as applicable, and the calculation of the applicable Earnout Payment for the applicable Evaluation Period, Tianhe Sales Event, and/or Tianhe Recap Event, as applicable (in each case, an “Earnout Calculation”).

(ii) Seller shall have thirty (30) calendar days after receipt of the Earnout Calculation Statement for each applicable Earnout Payment (in each case, the “Review Period”) to review the Earnout Calculation Statement and the Earnout Calculation set forth therein. During the Review Period, Seller shall have the right to inspect Buyer’s books and records and have access to relevant employees during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of gross revenues and/or Retained Gross Revenue with respect to the sale of Public Cord Blood Inventory, the Eligible Profit, and/or the Recap Value, as applicable, and the resulting Earnout Payment and Buyer shall provide Seller with such additional information reasonably requested by Seller to confirm that Buyer’s determination of gross revenues and/or Retained Gross Revenue with respect to the sale of Public Cord Blood Inventory, the Eligible Profit, and/or the Recap Value, as applicable, and the resulting Earnout Payment. Prior to the expiration of the Review Period, Seller may object to the Earnout Calculation set forth in the Earnout Calculation Statement for the applicable Earnout Payment by delivering a written notice of objection (an “Earnout Calculation Objection Notice”) to Buyer. Any Earnout Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Earnout Calculation Objection Notice to Buyer prior to the expiration of the Review Period, then the Earnout Calculation set forth in the Earnout Calculation Statement shall be final and binding on the Parties. If Seller timely delivers an Earnout Calculation Objection Notice, Buyer and Seller shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the gross revenues and/or Retained Gross Revenue with respect to the sale of Public Cord Blood Inventory, the Eligible Profit, and/or the Recap Value, as applicable, and the Earnout Payment for the applicable period. If Buyer and Seller are unable to reach agreement within twenty (20) calendar days after such an Earnout Calculation Objection Notice has been given, then Buyer and Seller shall, within ten (10) days of the expiration of such twenty-day period, select the Independent Valuator and all unresolved disputed items shall be promptly referred to the Independent Valuator. The Independent Valuator shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earnout Calculation as promptly as practicable, but in no event greater than thirty (30) calendar days after such submission to the Independent Valuator, and to resolve only those unresolved disputed items set forth in the Earnout Calculation Objection Notice. If unresolved disputed items are submitted to the Independent Valuator, Buyer and Seller shall each furnish to the Independent Valuator such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Valuator may reasonably request. The Independent Valuator shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and Seller, and not by independent review. The resolution of the dispute and the calculation of the gross revenues and/or Retained Gross Revenue with respect to the sale of Public Cord Blood Inventory, the Eligible Profit, and/or the Recap Value, that is the subject of the applicable Earnout Calculation Objection Notice by the Independent Valuator shall be final and binding on the Parties. The fees and expenses of the Independent Valuator shall be borne 50/50 by Buyer and Seller. Any Earnout Payment subject to any Earnout Calculation Objection Notice shall be paid in full no later than 10 Business Days following the final resolution of any such dispute (whether by agreement between Buyer and Seller or upon determination by the Independent Valuator).

(d) Covenants of Buyer. Until all of the Earnout Payments have been paid, if earned, in full, Buyer shall use commercially reasonable efforts, generally consistent with the manner in which Seller conducted its business prior to Closing, and act in good faith, to sell the Public Cord Blood Inventory and to collect the revenues due to Buyer in connection with such sales in the ordinary course of business. Without limiting the foregoing, Seller shall deliver invoices related to the sale of Public Cord Blood Inventory within ten (10) Business Days of making a sale and use commercially reasonable efforts to collect the accounts receivable related thereto. Without limiting the foregoing, Buyer shall not, without the prior written consent of Seller (which will not be unreasonably withheld):

(i) Fail to take any action that would be reasonably required by reasonable, skillful, prudent, and diligent persons engaged in the provision of services similar to the Business, to the extent it negatively affects the Cord Blood Cash Earnout or the Cord Blood Stock Earnout;

(ii) Fail to use commercially reasonable efforts to market and sell the Public Cord Blood Inventory;

(iii) Declare a dividend or make any other distribution to Buyer’s stockholders of any shares of Tianhe Stock;

(iv) Breach any Assigned Contract directly or indirectly related to the provision of the Business solely related to the Public Cord Blood Inventory (including, but not limited to, any customer contracts), or take or fail to take any action, which, as a result of the passage of time or otherwise, would cause a breach of any such Assigned Contracts, including, without limitation, any failure to comply and maintain in full force and effect that certain (A) National Marrow Donor Program Cord Blood Bank Participation Agreement by and between Seller and the National Marrow Donor Program, effective May 1, 2006, as amended by that certain Amendment Cord Blood Bank Participation Agreement, effective July 1, 2011, as further amended by that certain Amendment Cord Blood Bank Participation Agreement, effective March 1, 2014, as further amended by that certain Amendment Cord Blood Bank Participation Agreement, effective March 1, 2015, including all other amendments, including, without limitation, any amended fee schedules (the “NMDP Agreement”), or (B) that certain Contract by and between Seller and HRSA/OFM/DFM Division of Procurement Management (Contract No. HHSH 25020090019C) dated August 31, 2009, as amended on July 1, 2014 (the “HRSA Agreement”);

(v) Alter or change, directly or indirectly, the character of the Business solely related to the Public Cord Blood Inventory or alter or amend any contract or agreement entered into in connection with such Business that could materially affect the ability to achieve the Cord Blood Cash Earnout or the Cord Blood Stock Earnout;

(vi) Do all things reasonable necessary to maintain the corporate existence of Buyer;

(vii) Fail to ensure that any purchaser of Buyer (whether by assignment of stock, purchase of substantially all the assets or by operation of law (including any merger)) expressly assume all of Buyer’s obligations and Liabilities associated with the Earnout Payments;

(viii) Fail to obtain and maintain in good standing the Cord Blood Approvals (as hereinafter defined) on the terms set forth in Section 6.24; or

(ix) Violate any applicable Laws or Permits, or fail to maintain any such Permits in good standing, except to the extent that such violation or failure would not have a Material Adverse Effect on the Business solely related to the Public Cord Blood Inventory;

provided, that, notwithstanding anything to the contrary, Buyer may renegotiate or terminate the Duke Agreement (after providing any required notices to Duke), at any time after the Closing.

(e) Cessation of Public Cord Blood.

(i) Notwithstanding anything to the contrary, in the event Buyer determines to cease selling of the Public Cord Blood Inventory, then Buyer shall provide Seller with a right of first offer to accept: (1) all of the remaining Public Cord Blood Inventory, including, without limitation, all freezers associated with any such Public Cord Blood Inventory, all related maternal sample freezers, and all other related equipment associated with any such Public Cord Blood Inventory, free and clear of all Encumbrances; and (2) all books and records associated with the Public Cord Blood Inventory and related equipment (collectively, the “Public Cord Blood Assets”). If Buyer proposes to cease to sell the Public Cord Blood Inventory, Buyer shall deliver a written notice offering to transfer the Public Cord Blood Assets for consideration already received by Buyer and for no additional consideration from Seller (the “Cord Blood Reversion Offer”). Seller may accept the Cord Blood Reversion Offer at any time within thirty

(30) calendar days of the date of its receipt of the Cord Blood Reversion Offer (the “Cord Blood Reversion Acceptance Period”) by providing Buyer with a written notice of acceptance (the “Cord Blood Reversion Acceptance”). The closing of the transfer of the Public Cord Blood Assets subject to the Cord Blood Reversion Offer (the “Cord Blood Reversion Closing”) will take place on a date specified in writing by Seller no later than one (1) year of the date of the Cord Blood Reversion Offer (the “Cord Blood Reversion Closing Date”), which date shall be specified by Seller at least thirty (30) calendar days prior to such Cord Blood Reversion Closing Date.

(ii) Subject to 2.06(e)(v), if Seller timely accepts the Cord Blood Reversion Offer, then, until the Cord Blood Reversion Closing Date, Buyer shall continue, on behalf of Seller, to sell the Public Cord Blood Inventory in the ordinary course of business, consistent with past practice, and all gross proceeds (net of returns) of such sales shall belong and be paid, on a monthly basis, exclusively to Seller. Buyer shall deliver a monthly itemized invoice documenting all direct costs and expenses associated with storing and distributing such Public Cord Blood Inventory (including the payment obligations arising under the NMDP Agreement, the HRSA Agreement, and, after termination of the Duke Agreement, the Duke Agreement). Seller shall pay all invoiced amounts due to Buyer by check mailed to Buyer pursuant to Section 10.02 within thirty (30) calendar days from Seller’s receipt of such invoice, except for any amounts disputed by Seller in good faith. Seller shall notify Buyer in writing of any dispute with any invoice within fifteen (15) calendar days from Seller’s receipt of such invoice. Buyer and Seller shall seek to resolve all such disputes expeditiously and in good faith. Notwithstanding anything to the contrary, Buyer shall continue performing its obligations under this Agreement during any such dispute and Seller shall not be in breach of this Section 2.06(e) while such amounts remain in dispute by Seller in good faith. From and after the date of the Cord Blood Reversion Acceptance, the Cord Blood Cash Earnout and Cord Blood Stock Earnout shall terminate and Buyer shall no longer be obligated to pay any Cord Blood Cash Earnout or Cord Blood Stock Earnout, other than amounts that became payable prior to the Cord Blood Reversion Acceptance and all of the gross proceeds from the sale of Public Cord Blood Inventory payable by Buyer to Seller pursuant to this Section 2.06(e)(ii).

(iii) At the Cord Blood Reversion Closing, Buyer and Seller shall enter into: (1) mutually acceptable transfer documents, which shall include, without limitation: (A) a representation and warranty from Buyer that the Public Cord Blood Reversion Assets are being transferred to Seller free and clear of Encumbrances; (B) a representation and warranty from Buyer identical to Section 4.09; and (C) a representation and warranty from Buyer identical to Section 4.12(b); and (2) a mutually acceptable transition services agreement pursuant to which Buyer shall agree to provide storage and other logistical support and services reasonably related to the transfer of such public cord blood business to Seller for the time period specified in such agreement, but not more than 30 days, in consideration for a reasonable fee to be determined by Buyer and Seller.

(iv) From and after the Cord Blood Reversion Closing: (X) the Cord Blood Cash Earnout and the Cord Blood Stock Earnout shall each terminate and be of no further force or effect and Buyer shall no longer be bound by the provisions of Section 2.06(a) or Section 2.06(d)(i), (ii), (iv), (v), (viii), and (ix); and (Y) neither Seller nor any Key Person or other shareholder of Seller who has entered into any non-competition and non-solicitation agreement with Buyer, shall continue to be bound by the provisions of Section 6.08(a) (Non-Competition; Non-Solicitation) or such other non-competition and non-solicitation agreement, as applicable, but only with regard to the public cord blood business and sale of any Public Cord Blood Inventory. Without limiting the foregoing, Buyer shall no longer be obligated to pay any Cord Blood Cash Earnout or Cord Blood Stock Earnout after the Cord Blood Reversion Closing, other than amounts that became payable prior to the Cord Blood Reversion Closing, and for the avoidance of doubt, any Earnout Payments previously paid by Buyer to Seller in respect to either the Cord Blood Cash Earnout or the Cord Blood Stock Earnout shall remain the exclusive property of Seller.

(v) If Seller does not timely deliver the Cord Blood Reversion Acceptance or fails to close on the transfer to Seller of the Public Cord Blood Assets within the Cord Blood Reversion Acceptance Period or affirmatively rejects the Cord Blood Reversion Offer or breaches its obligation to reimburse Buyer as required by Section 2.06(e)(ii) (provided such payment is not being disputed by Seller in good faith) and such breach continues uncured for more than sixty (60) days after the date such reimbursement payment is due pursuant to Section 2.06(e)(ii), then Buyer may cease its efforts to sell the Public Cord Blood Inventory, and thereafter, in its reasonable discretion, may attempt to sell the remaining Public Cord Blood Inventory in a bulk sale to a blood bank that is in compliance with HRSA or, after January 1, 2023, may discard the remaining Public Cord Blood Inventory, without being in breach of this Agreement, and Buyer shall no longer be bound by the provisions of Section 2.06(d)(i), (ii), (iv), (v), (viii), and (ix), and shall be permitted (but shall not be required) to offer the Public Cord Blood Assets for sale to any third party not affiliated with Buyer in a bulk sale or otherwise; provided, however, that if Buyer sells any remaining Public Cord Blood Inventory, Buyer shall continue to remain obligated to pay to Seller the Cord Blood Cash Earnout and the Cord Blood Stock Earnout with regard to such sale, if any, in connection with all of the Net Revenue received from the sale of the Public Cord Blood Assets regardless of the form of any ultimate sale transaction.

Section 2.07 Allocation of Purchase Price. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within 30 days following the Closing Date. If Seller notifies Buyer in writing within ten (10) days of receipt of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 60 days following the Closing Date, such dispute shall be resolved by an independent accountant mutually acceptable to Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

Section 2.08 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer is required to deduct and withhold with respect to such payment under any applicable provision of Tax Law taking into account any applicable exemption under such Laws. Notwithstanding the foregoing, if Buyer believes that any withholding is so required, then it shall give written notice to Seller at least five (5) Business Days prior to making such withholding, and it shall provide Seller a reasonable opportunity during such five (5) Business Day period to provide any applicable certificates, forms or documentation that would reduce or eliminate, and will otherwise cooperate with Seller and take such steps as Seller may reasonably request to reduce or eliminate, the requirement to withhold Tax under applicable Law. All such withheld amounts shall be treated as delivered to Seller hereunder and Buyer shall timely remit such amounts to the appropriate Governmental Authority.

Section 2.09 Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, not to exceed $5,000 in the aggregate, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law, shall act, for a period not to exceed six (6) months after the Closing, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Shumaker, Loop & Kendrick, LLP, 101 East Kennedy Boulevard, Suite 2800, Tampa, FL 33609, at 9:00 a.m., Eastern Daylight time, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 3.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) a bill of sale in the form attached hereto as Exhibit B (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in the form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) intellectual property assignments in the form attached hereto as Exhibit D (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(iv) an internet domain name assignment in the form attached hereto as Exhibit E (an “Internet Domain Name Assignment”) and duly executed by Seller;

(v) the Escrow Agreement duly executed by Seller and the Escrow Agent;

(vi) an independent contractor agreement or a non-competition and non-solicitation agreement, selected at each Key Employee’s option, duly executed by each Key Employee, in the form attached hereto as Exhibit G or Exhibit H, respectively;

(vii) a non-competition and non-solicitation agreement, duly executed by each Person that owns 10% or more of the capital stock of Seller, in the form attached hereto as Exhibit H;

(viii) the Seller Closing Certificate;

(ix) A letter from Duke University indicating all amounts owed to it by Seller as of the Closing and payoff letters related to all loans and equipment leases secured by any of the Purchased Assets, including the BioArchive Lease;

(x) the FIRPTA Certificate;

(xi) the certificates of the Secretary or Assistant Secretary of Seller required by Section 7.02(k) and Section 7.02(l); and

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) the cash portion of the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer;

(ii) the Shares, less the Shares to be held back as contemplated by Section 2.05;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Escrow Agreement duly executed by Buyer and the Escrow Agent;

(v) the Buyer Closing Certificate;

(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h) and Section 7.03(i); and

(vii) Florida Annual Resale Certificate for State of Florida (DR-13).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.02 Authority of Seller. Seller has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any Ancillary Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller except for the required approvals of the Seller’s stockholders in connection with the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or Assigned Permit; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets, except, in connection with subsections (c) and (d) where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of the Business as at December 31 in each of the years 2017, 2016, and 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as at March 31, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of March 31, 2018 is also referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05 Debt. Other than the Loan and convertible notes in the aggregate original principal amount of $3,144,900 (plus accrued interest), which are not secured by any assets and which Seller shall pay after the Closing, Seller has no outstanding loans payable to any third party, including Bluevine Capital.

Section 4.06 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice other than any changes, events or conditions disclosed in the Interim Financial Statements, and other than as set forth in Section 4.06 of the Disclosure Schedules, there has not been any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d) entry into any Contract that would constitute a Material Contract;

(e) other than the Loan and the debt financing from Bluevine Capital, Inc. (“Bluevine Capital”) (such debt obligation to Bluevine Capital having been satisfied), the incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(g) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(h) transfer or assignment of or grant of any license or sublicense under or with respect to any Intellectual Property Assets or Intellectual Property Agreements (except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice);

(i) abandonment or lapse of or failure to maintain in full force and effect any Intellectual Property Registration, or failure to maintain reasonable measures to protect the confidentiality of any Trade Secrets included in the Intellectual Property Assets;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l) material capital expenditures in excess of $10,000, which would constitute an Assumed Liability;

(m) imposition of any Encumbrance upon any of the Purchased Assets other than the Loan and the debt financing from Bluevine Capital (such debt obligation to Bluevine Capital having been satisfied);

(n) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union;

(o) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(p) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $150,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(q) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) all Customer Contracts involving aggregate consideration in excess of $5,000;

(ii) all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(iii) other than any indemnification provisions contained in any Customer Contracts or any indemnification provisions contained in any other documents or agreements entered into by Seller in connection with any capital raising activity or securities offerings, all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice, that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) intentionally omitted;

(v) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii) intentionally omitted;

(viii) all Contracts with any Governmental Authority (“Government Contracts”);

(ix) all Contracts for the sale of any of the Purchased Assets other than in the ordinary course of business, consistent with past practice, or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(x) all Contracts between or among Seller on one hand and any Affiliate of Seller on the other hand; and

(xi) all collective bargaining agreements or Contracts with any Union.

(b) Each Material Contract that is an Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Seller is not, and to Seller’s Knowledge no other party thereto is, in breach of or default under (and Seller has not received written notice alleging Seller to be in breach of or default under), in any material respect, any Material Contract. Seller has not received written notice of any intention to terminate any Material Contract that is an Assigned Contract. To the Knowledge of the Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract that is an Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Without limiting the foregoing, Seller has processed and maintained all private cord blood and tissue units in accordance with the Customer Contracts. Complete and correct copies of each Material Contract that is an Assigned Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer or have been deposited in the Data Room. There are no material disputes pending or, to the Knowledge of the Seller, threatened under any Material Contract included in the Purchased Assets.

(c) Seller’s current form of Customer Contract is set forth in Section 4.07(a) of the Disclosure Schedules.

Section 4.08 Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets that constitute tangible personal property. Based on information provided to Seller by Tianhe, the Tianhe Capital Stock represents 5.61% of the fully diluted issued and outstanding capital stock of Tianhe as of the date hereof. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings;

(c) mechanics’, carriers’, workmen’s, landlord’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real Property unmarketable;

(e) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(f) Liens securing indebtedness as disclosed in the Disclosure Schedules, including, without limitation, the Loan; or

(g) purchase money Liens and Liens securing rental payments under a capital or operating lease as disclosed in the Disclosure Schedules.

Section 4.09 Condition and Sufficiency of Assets. Except as set forth in Section 4.09 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair (ordinary wear and tear and obsolescence excepted), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Except for the Cord Blood Approvals (which Buyer has not yet obtained), the Purchased Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property.

(a) Seller does not own any real property.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all written leases, subleases, licenses, concessions and other agreements, including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Seller has not received any written notice that it is in breach or default under, such Lease, and, to the Knowledge of the Seller, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(c) Seller has not received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules contains a correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; and (ii) all unregistered Trademarks claimed by Seller and included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(b) Section 4.11(b) of the Disclosure Schedules contains a correct, current and complete list of all written Intellectual Property Agreements signed by Seller (other than non-exclusive licenses or sublicenses granted to vendors or customers that do not require any payments to Seller or require payments to Seller in an amount or having a value of less than $15,000), specifying for each the date, title and parties thereto. Seller has provided Buyer with true and complete copies of all Intellectual Property Agreements required to be disclosed in Section 4.11(b) of the Disclosure Schedules, including any written modifications, amendments and supplements thereto or waivers thereunder. To Seller’s Knowledge, unless otherwise disclosed in Section 4.11(b) of the Disclosure Schedules, each Intellectual Property Agreement required to be disclosed in Section 4.11(b) is valid and binding on Seller in accordance with its terms and is in full force and effect. Unless otherwise disclosed in Section 4.11(b) of the Disclosure Schedules, neither Seller nor any other party thereto is in breach of or default under, any Intellectual Property Agreement required to be disclosed in Section 4.11(b) of the Disclosure Schedules. To Seller’s Knowledge, unless otherwise disclosed in Section 4.11(b) of the Disclosure Schedules, in the last three (3) years, Seller has not received any explicit, written notice of breach of, default under, or intention to terminate (including by non-renewal) of any Intellectual Property Agreement disclosed in Section 4.11(b) of the Disclosure Schedules.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets required to be disclosed in Section 4.11(a) of the Disclosure Schedules. To Seller’s Knowledge, Seller has the right to use all other Intellectual Property used in the conduct of the Business as currently conducted. No federal, state, local or other government facilities or funding, or university or college facilities or funding, was used in the development of any Intellectual Property owned by Seller or claimed by Seller to be owned by Seller.

(d) Unless otherwise disclosed in Section 4.11(d) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property Assets required to be disclosed in Section 4.11(a) of the Disclosure Schedules or any Intellectual Property subject to any Intellectual Property Agreement disclosed in Section 4.11(b) of the Disclosure Schedules.

(e) To Seller’s Knowledge, all of the Intellectual Property Assets are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken reasonable steps to maintain and enforce the Intellectual Property Assets and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets.

(f) To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and the Intellectual Property licensed under the Intellectual Property Agreements in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property rights of any Person. To Seller’s Knowledge, unless otherwise disclosed in Section 4.11(f) of the Disclosure Schedules, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding) pending or threatened in a written notice received by Seller (including in the form of offers to obtain a license): (i) alleging infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; or (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets.

(h) The representations and warranties contained in this Article IV, including this Section 4.11, constitute the sole and exclusive representations and warranties of Seller relating to, or in connection with, Intellectual Property matters of any kind or nature.

Section 4.12 Inventory.

(a) All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice. All Inventory is owned by Seller free and clear of all Encumbrances, other than Permitted Encumbrances, and no Inventory is held on a consignment basis.

(b) All Public Cord Blood Inventory has been collected, transferred, processed and stored in accordance with all applicable Laws and Seller’s standard operating procedures. Without limiting the foregoing, to the Knowledge of Seller, the Public Cord Blood Inventory has not undergone any temperature excursions nor has Seller received written notice of any such temperature excursions.

Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $15,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Seller has not received any written notice, nor does Seller have Knowledge, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $50,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Seller has not received any written notice, nor does Seller have Knowledge, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of liability, product liability, umbrella liability, real and personal property, and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2017. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 4.16(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. Seller is in compliance with the terms of each Governmental Order set forth in Section 4.16(b) of the Disclosure Schedules, if any.

(c) Notwithstanding the foregoing, the representations and warranties contained in this Section 4.16 do not apply to compliance with laws or permits, labor matters, privacy and data security, HIPAA, taxes, intellectual property, and environmental matters, employment matters, and anti-corruption laws, which subject matters are addressed in their entirety and exclusively in Sections 4.11, 4.17, 4.18, 4.20, 4.21, 4.24, 4.26, and 4.27.

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, Seller is in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be compliant would not have a Material Adverse Effect.

(b) All Permits required for Seller to conduct the Business as currently conducted (including for the storage of blood and tissue units) or for the ownership and use of the Purchased Assets have been obtained by Seller, except for those Permits the failure to so hold would not reasonably be expected to have a Material Adverse Effect, and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current material Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration, including without limitation the Seller’s U.S. Food and Drug Administration registration and licenses.

(c) Notwithstanding the foregoing, the representations and warranties contained in this Section 4.17 do not apply to legal proceedings and governmental order matters, labor matters, HIPAA, taxes, privacy and data security, intellectual property, and environmental matters, employment matters, and anti-corruption laws, which subject matters are addressed in their entirety and exclusively in Sections 4.11, 4.16, 4.18, 4.20, 4.21, 4.24, 4.26, and 4.27.

Section 4.18 Environmental Matters.

(a) The operations of Seller with respect to the Business and the Purchased Assets are in compliance with all Environmental Laws, except where the failure to be in such compliance would not have a Company Material Adverse Effect. Except as set forth in Section 4.18(a) of the Disclosure Schedules, Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or, to the Knowledge of Seller, any Leased Real Property, and Seller has not received an Environmental Notice that the Business or the Purchased Assets or any Leased Real Property has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(c) The representations and warranties set forth in this Section 4.18 are Seller’s sole and exclusive representations and warranties regarding environmental matters.

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any Key Employee or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b) The plan administrator for the retirement plan that is qualified within the meaning of Section 401(a) of the Code that is maintained by the Buyer (the “Buyer’s Qualified Plan”) may reasonably conclude that a potential rollover contribution to the Buyer’s Qualified Plan with respect to any current or former employee of the Business from each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is a “valid rollover contribution” under Treasury Regulation Section 1.401(a)(31)-1, Q&A-14(b)(2). Notwithstanding the foregoing, a breach of this Section 4.19(b) shall not occur if the plan administrator of the Buyer’s Qualified Plan later determines that the contribution from a Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code was an “invalid rollover contribution” under Treasury Regulation Section 1.401(a)(31)-1, Q&A-14(b)(1), and fails to distribute to the participant within a reasonable time after such determination (as contemplated under Treasury Regulation Section 1.401(a)(31)-1, Q&A-14(a)), the amount of the invalid rollover contribution, plus any earnings attributable thereto.

(c) With respect to each Benefit Plan (i) no such plan is a multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”).

Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding written agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”).

(c) To Seller’s Knowledge, Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance, except to the extent non-compliance with any applicable Laws would not result in a Material Adverse Effect. There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant or employee of the Business, including, without limitation, any charge, to the Seller’s Knowledge, investigation, or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment related matter arising under applicable Laws.

(d) The representations and warranties set forth in this Section 4.20 are Seller’s sole and exclusive representations and warranties regarding employment matters.

Section 4.21 Taxes.

Except as set forth in Section 4.21 of the Disclosure Schedules:

(a) All material Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign Person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i) None of the Purchased Assets is (i) required to be treated as being owned by another Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

(j) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(k) Except for certain representations related to Taxes in Section 4.19, this Section 4.21 constitutes the exclusive representations and warranties of Seller with respect to Taxes. No representation or warranty contained in this Section 4.21 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) ending after the Closing Date. Notwithstanding anything to the contrary in this Section 4.21, Seller does not make any representation as to the amount of, or present or future limitations on, any net operating losses, Tax credits or other Tax attributes that it may have.

Section 4.22 Brokers. Except for Cassel Salpeter & Co., LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission contingent on the closing of, or otherwise related to, the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Seller.

Section 4.23 Investment Representations.

(a) Seller: (a) is acquiring the Common Stock pursuant to this Agreement for Seller’s own account, and not as a nominee or agent, with the present intention of holding the Common Stock for purposes of investment, and Seller has no intention of selling the Common Stock in a public distribution in violation of the Federal securities Law or any applicable State securities Law; (b) is an “accredited investor” for purposes of U.S. Federal securities Laws; (c) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer and its Common Stock; and (d) is able to bear the economic risks of an investment in the Common Stock and could afford a complete loss of such investment. Notwithstanding the foregoing, Seller may, subject to the lock-up set forth in Section 6.22, in its sole discretion, make a distribution of the Common Stock issued to Seller in connection with this Agreement to its existing stockholders pursuant to Rule 144 of the Securities Act.

(b) Seller hereby acknowledges that the Common Stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws on the grounds that the issuance of the Common Stock is exempt from registration pursuant exemptions available under the Securities Act and applicable state securities laws, and that the reliance of the Buyer on such exemptions is predicated in part on the Seller’s representations, warranties, covenants and acknowledgments set forth in this Section 4.23. Seller further acknowledges that the Common Stock may be sold or transferred by Seller only if, among other things, it is subsequently registered under the applicable Federal and State securities Law or an exemption from such registration is available. Seller further acknowledges that the Common Stock will bear a customary legend to the foregoing effect.

(c) Subject to those representations and warranties of Buyer set forth in Article V, Seller has made its own evaluation of the Common Stock and the business of Buyer based upon information determined by Seller to be sufficiently complete and reliable for such purposes and has not relied on any other representations or statements made by Buyer. Seller has been furnished all materials relating to any other matter that Seller has requested and has been afforded an ample opportunity to ask questions and receive answers concerning the Common Stock and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary for it to enter into this Agreement. Seller has had an opportunity to review Buyer’s public filings made with the Securities and Exchange Commission, which can be located at https://www.sec.gov/edgar/searchedgar/webusers.htm. Without limiting the foregoing, Seller has reviewed the Risk Factors contained in Buyer’s filings with the Securities and Exchange Commission. Furthermore, Seller has conducted such investigation of Buyer’s business as it has deemed necessary in order to make an informed decision concerning its investment in the Common Stock. For the purpose of conducting these investigations, Seller has employed the services of its own agents, representatives, experts and consultants.

Section 4.24 Privacy and Data Security. Seller is, and to Seller’s Knowledge, at all times has been, in material compliance with (a) all applicable Laws regarding the protection, storage, use, disclosure, and transfer of Personal Data, including the Payment Card Industry Data Security Standard (PCI DSS); and (b) all contracts (or portions thereof) between Seller and its vendors, marketing affiliates, and other customers and business partners that are applicable to the use and disclosure of Personal Data (such contracts hereinafter referred to as “Privacy Agreements”). Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the transactions contemplated in this Agreement will result in any material violation of any Privacy Agreements, or any applicable Law pertaining to privacy or Personal Data. Seller has reasonable safeguards in place to protect Personal Data in such Seller’s possession or control from unauthorized access by third persons, including Seller’s employees and contractors. To the Knowledge of Seller, no Person has made any illegal or unauthorized use of Personal Data that was collected by or on behalf of Seller and is or was in the possession or control of Seller that would be material to the Business. Seller has not received any written claim, complaint, inquiry, or notice from any third party or any Governmental Authority or self-regulatory authority or entity related to such Seller’s collection, processing, use, storage, security, and/or disclosure of Personal Data that (x) Seller is in violation of any applicable Law or privacy policy, or (y) otherwise constitutes an unfair, deceptive, or misleading trade practice. The representations and warranties set forth in this Section 4.24 are Seller’s sole and exclusive representations and warranties regarding privacy and data security.

Section 4.25 Solvency. Seller is not entering into this Agreement with the intent to hinder, delay or defraud any Person to which Seller is, or may become, indebted. The Purchase Price and the Assumed Liabilities are not less than the reasonably equivalent value of the Purchased Assets. After the Closing and after giving effect to this Agreement and the other transactions contemplated hereby, Seller will not be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on debts as they become absolute and matured).

Section 4.26 HIPAA. Seller’s engagement in the public cord blood business does not make Seller a “covered entity” as that term is defined under HIPAA. Notwithstanding the foregoing, Seller is aware of and acknowledges HIPAA, and Seller is in compliance in all material respects with HIPAA, to the extent applicable to Seller. To the extent that Seller is or has acted as a “business associate” (as defined under HIPAA) of an entity, a valid and binding Business Associate Agreement (“BAA”) has been in force between each such entity and Seller at all pertinent times, and each such BAA has established the permitted and required uses and disclosures of “protected health information” (as that term is defined in HIPAA). Seller is, and at all pertinent times has been, in compliance in all material respects with any such BAA. Seller has not received any written complaint, nor, to the Knowledge of the Seller, has any complaint been made by any Person regarding the improper use or disclosure of such Person’s protected health information by Seller or any of its Representatives. The representations and warranties set forth in this Section 4.26 are Seller’s sole and exclusive representations and warranties regarding HIPAA.

Section 4.27 Compliance with Anti-Corruption Laws.

(a) Neither Seller, nor, to the Seller’s Knowledge, any executive officer or director of Seller has, directly or indirectly, taken any action that as of the Closing would cause them to be in violation of: (i) the principles set out in the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder; and (iii) any other applicable anti-corruption and/or anti-bribery laws, statutes, rules, regulations, ordinances, judgments, orders, decrees, injunctions, and writs of any Governmental Authority of any jurisdiction applicable to Seller (whether by virtue of jurisdiction or organization or conduct of business) (collectively, the “Applicable Anti-Corruption Laws”).

(b) Neither Seller, nor, to the Seller’s Knowledge, any executive officer or director of Seller has unlawfully offered, paid, promised to pay, or authorized a payment, of any corporate funds of Seller or other thing of value (including any fee, gift, sample, travel expense or entertainment) related to political activity, to any of the following persons for the purpose of illegally influencing any act or decision of such person in his or her official capacity, inducing such person to do or omit to do any act in violation of the lawful duty of such official, securing any improper advantage, or unlawfully inducing such person to use his or her influence with a foreign government or instrumentality thereof to affect or to influence any act or decision of such government or instrumentality, in order to assist Seller in obtaining or retaining business for or with, or directing the business to, any Person: (i) any person who is an agent, representative, official, officer, director, or employee of any non-U.S. government or any department, agency, or instrumentality thereof (including officers, directors, and employees of state-owned, operated or controlled entities) or of a public international organization; (ii) any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality, or public international organization; (iii) any political party or official thereof; or (iv) any candidate for political or political party office (such recipients in paragraphs (i), (ii), (iii) and (iv) of this subsection collectively, “Government Officials”).

(c) Neither the Seller, nor, to the Seller’s Knowledge, any executive officer or director of Seller, has made any payments or transfers of any corporate funds of Seller with the intent, or that have the purpose or effect, of engaging in commercial bribery, or acceptance of or acquiescence in kickbacks or other unlawful means of obtaining business.

Section 4.28 Exclusivity of Representations and Warranties.

(a) EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER SELLER NOR ANY OTHER PERSON MAKES (AND SELLER EXPRESSLY DISCLAIMS) ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESSES OR THE PURCHASED ASSETS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE PURCHASED ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT, EXCEPT FOR THE REPRESENTATION EXPRESSLY SET FORTH IN SECTION 4.09, SUCH SUBJECT PURCHASED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION, AND BUYER SHALL RELY SOLELY ON THE REPRESENTATION EXPRESSLY SET FORTH IN SECTION 4.09 AND ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, BUYER ACKNOWLEDGES THAT NONE OF SELLER, ITS STOCKHOLDERS OR ANY OTHER PERSON ON BEHALF OF SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED, IF ANY, TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, INCLUDING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION. NEITHER SELLER NOR ANY OTHER PERSON WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, OR BUYER’S AFFILIATES’ OR REPRESENTATIVES’ USE OF ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER

MATERIAL MADE AVAILABLE TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE DATA ROOM OR MANAGEMENT PRESENTATIONS OR OTHERWISE IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION WITH RESPECT TO ANY OF THE FOREGOING INFORMATION.

(b) SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO BUYER EXCEPT AS CONTAINED IN ARTICLE IV, AND ANY AND ALL STATEMENTS MADE OR INFORMATION COMMUNICATED BY SELLER OR ANY OF ITS REPRESENTATIVES OUTSIDE OF THIS AGREEMENT (INCLUDING BY WAY OF THE DOCUMENTS PROVIDED IN RESPONSE TO PARENT’S WRITTEN DILIGENCE REQUEST AND ANY MANAGEMENT PRESENTATIONS PROVIDED), WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN SUPERSEDED BY THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR OR CONTEMPORANEOUS STATEMENTS OR COMMUNICATIONS OUTSIDE OF THIS AGREEMENT SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. Section 5.01 of the Disclosure Schedules sets forth each jurisdiction in which Buyer is licensed or qualified to do business, and Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of its assets or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or (b) conflict with or result in a violation or breach of any provision of any Law (including federal and state securities laws and regulations) or Governmental Order applicable to Buyer or require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission contingent on the closing of, or otherwise related to, the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand and immediately available funds to enable it to make payment of the Purchase Price and the Earnout Payments, and to consummate the transactions contemplated by this Agreement. Buyer acknowledges and agrees that Buyer’s performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to Buyer.

Section 5.06 Legal Proceedings. Except as set forth in Section 5.06 of the Disclosure Schedules or its Form 10-K filed with the SEC on February 28, 2018, there are no Actions pending or, to Buyer’s Knowledge, threatened against or by Buyer (a) relating to or affecting Buyer; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. Except as set forth in Section 5.06 of the Disclosure Schedules or its Form 10-K filed with the SEC on February 28, 2018, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the business of Buyer. Buyer is in compliance with the terms of each Governmental Order set forth in Section 5.06 of the Disclosure Schedules.

Section 5.07 Compliance With Laws; Permits.

(a) Except as set forth in Section 5.07(a) of the Disclosure Schedules, Buyer is in compliance with all Laws applicable to the conduct of its business as currently conducted or the ownership and use of its assets, except where the failure to be compliant would not have a Material Adverse Effect.

(b) All Permits required for Buyer to conduct its business as currently conducted (including for the storage of blood and tissue units) or for the ownership and use of its assets have been obtained by Buyer, except for those Permits the failure to so hold would not reasonably be expected to have a Material Adverse Effect, and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.07(b) of the Disclosure Schedules lists all current material Permits issued to Buyer which are related to the conduct of its business as currently conducted or the ownership and use of its assets, including the names of the Permits and their respective dates of issuance and expiration, including without limitation the Seller’s U.S. Food and Drug Administration registration and licenses.

(c) Notwithstanding the foregoing, the representations and warranties contained in this Section 5.07 do not apply to legal proceedings and governmental order matters, which subject matters are addressed in their entirety and exclusively in Section 5.06.

Section 5.08 Solvency. As of the Closing Date and immediately after giving effect to all of the transactions contemplated by this Agreement, including the payment of the Purchase Price and any Earnout Payment, and all of the related fees and expenses of Buyer in connection therewith, (a) the amount of the “fair saleable value” of the assets of Buyer will exceed (i) the value of all Liabilities of Buyer, including contingent and other Liabilities, and (ii) the amount that will be required to pay the probable Liabilities of Buyer on their existing debts (including contingent Liabilities) as such debts become absolute and matured; (b) the Buyer will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) Buyer will be able to pay its Liabilities, including contingent and other Liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its Liabilities, including contingent and other Liabilities, as they mature” means that Buyer will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due, including the making of any Earnout Payment.

Section 5.09 Disclosure Reports; Financial Statements.

(a) The Common Stock of Buyer is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Buyer has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock of Buyer under the Exchange Act nor has Buyer received any notification that the United States Securities and Exchange Commission (“SEC”) is contemplating terminating such registration. Buyer has timely filed all forms, proxy statements, reports, schedules and other documents, including all certifications and statements required by the Exchange Act or Section 906 of the Sarbanes-Oxley Act of 2002 required to be filed by the Exchange Act since January 1, 2015 (the “Buyer Exchange Act Reports”). The Buyer Exchange Act Reports (i) at the time filed, (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) complied in all material respects with the applicable requirements of the securities laws and other applicable laws and (ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such amended or superseded filing) contain any untrue statement of a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each offering or sale of securities by Buyer (i) was either registered under the Securities Act or made pursuant to a valid exemption from registration, (ii) complied in all material respects with the applicable requirements of the securities laws and other applicable laws, except for immaterial late “blue sky” filings, including disclosure and broker/dealer registration requirements, and (iii) was made pursuant to offering documents, which did not, at the time of the offering (or, in the case of registration statements, at the effective date thereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated in the offering documents or necessary to make the statements in such documents, in light of the circumstances under which they were made, not misleading.

(b) All of the financial statements of Buyer included in its Form 10-K filed with the SEC on February 28, 2018, and each of its Form 10-Q filings filed with the SEC on April 13, 2017, July 7, 2017, and October 16, 2017, including any related notes thereto, have been prepared in accordance with GAAP in all material respects, subject in the case of unaudited financial statements to normal year-end adjustments and the absence of notes, and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Buyer and its subsidiaries as of the dates and for the periods indicated therein.

Section 5.10 Internal Accounting Controls. The Buyer and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Buyer has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for Buyer and designed such disclosure controls and procedures to ensure that information required to be disclosed by Buyer in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. Since the date of the filing of Buyer’s Form 10-K with the SEC on February 28, 2018, there have been no changes in Buyer’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, Buyer’s internal control over financial reporting.

Section 5.11 Absence of Changes. Since December 31, 2017, there has been no change in the business, assets, liabilities, prospects, results of operations or financial condition of Buyer or its subsidiaries, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business consistent with past practice, none of which individually or in the aggregate has had, or which would reasonably be expected to have, a Material Adverse Effect. Except for the entry into this Agreement and the issuance of the Common Stock contemplated by this Agreement or as set forth on Section 5.10 of the Disclosure Schedules, no event, liability or development has occurred or exists with respect to Buyer or its subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by Buyer under applicable securities laws at the time this representation is made that has not been publicly disclosed at least one (1) trading day prior to the date that this representation is made.

Section 5.12 Capitalization. The authorized capital stock of Buyer consists of (a) 20,000,000 shares of Common Stock, 7,287,636 of which are outstanding, and (b) 500,000 shares of preferred stock, par value $0.01 per share, of which no shares of are issued and outstanding. All of the outstanding Common Stock have been duly authorized, validly issued, fully paid and are nonassessable, and are not and were not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the organizational documents of Buyer, any Contract to which Buyer is or was a party or otherwise bound, any Law or Governmental Order or any federal or state securities or “blue sky” Laws. The issuance and sale of the Common Stock pursuant to this Agreement will not obligate Buyer to issue shares of Common Stock or other securities to any Person (other than Seller) and will not result in a right of any holder of Seller’s securities to adjust the exercise, conversion, exchange or reset price under any of such securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Buyer’s capital stock to which Buyer is a party or, to the knowledge of Buyer, between or among any of the Buyer’s stockholders.

Section 5.13 Access. Buyer and its Representatives have been given full access to the assets, books, records, Contracts and employees of the Seller, and have been given the opportunity to meet with officers and other Representatives of Seller for the purpose of investigating and obtaining information regarding the Seller’s Business and the Purchased Assets.

Section 5.14 Transactions With Affiliates and Employees. Except as set forth in the Buyer Exchange Act Reports, none of the officers or directors of Buyer and, to the knowledge of Buyer, none of the employees of Buyer is presently a party to any transaction with Buyer or any subsidiary of Buyer (other than for services as employees, officers and directors).

Section 5.15 Insurance. Buyer and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which Buyer and its subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. Buyer has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

Section 5.16 Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Buyer and each subsidiary of Buyer has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and Buyer has no knowledge of a tax deficiency which has been asserted or threatened against Buyer or any subsidiary of Buyer.

Section 5.17 Valid Issuance of Common Stock; Other Compliance Matters. The shares of Common Stock of Buyer issuable pursuant to this Agreement are duly authorized and, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Buyer other than restrictions on transfer provided by applicable Law or by the lockup set forth in Section 6.23. Assuming the accuracy of the representations of Seller set forth in this Agreement, the Common Stock of Buyer will at all times be issued in compliance with all applicable federal and state securities laws. No registration under the Securities Act is required for the offer and sale of the Common Stock by Buyer to Seller as contemplated by this Agreement. Buyer has not, in the 12 months preceding the date hereof, received notice from any trading market on which Buyer’s Common Stock is or has been listed or quoted to the effect that Buyer is not in compliance with the listing or maintenance requirements of such trading market. Buyer is in compliance with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate the marketplace rules of any such trading market.

Section 5.18 Price. Buyer has not, and to its knowledge, no Person has, taken, directly or indirectly, any action primarily designed to cause or to result in the stabilization or destabilization of the price of any security of Buyer to facilitate the sale or resale of any of the Common Stock.

Section 5.19 Information Supplied. The information to be supplied by Buyer expressly for inclusion (or incorporation by reference) in the materials provided to Seller’s shareholders will not, on the date such materials are first mailed to Seller’s shareholders and at the time of any meeting of Seller’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.20 Due Diligence. Buyer acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon and on the representations and warranties set forth in Article IV, has formed an independent judgment concerning, Seller, the Business and the Purchased Assets, (ii) has conducted such investigations of the Seller, the Business and the Purchased Assets as Buyer deems necessary to satisfy itself as to the operations and conditions thereof, and (iii) is relying (and will rely) solely on such investigations and inquiries, and the express representations and warranties of the Seller set forth in Article IV for all matters related to this Agreement and the transactions contemplated by this Agreement.

Section 5.21 Representations and Warranties. Except for the representations and warranties made by Buyer in this Article V, neither Buyer nor any other Person makes any express or implied representation or warranty with respect to Buyer or its businesses, operations, assets, liabilities, or conditions (financial or otherwise), and Buyer hereby disclaims any such other representations or warranties. Buyer acknowledges and agrees that neither Seller nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(c) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(f) perform all of its material obligations under all Assigned Contracts in the ordinary course of business; and

(g) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets.

Section 6.02 Access to Information. From the date hereof until the Closing, Seller shall, upon reasonable advance written notice (a) afford Buyer and its Representatives, at Buyer’s expense, reasonable access during normal business hours to and the right to inspect all of the Real Property, Purchased Assets, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives, at Buyer’s expense, with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to reasonably cooperate with Buyer during normal business hours in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. Notwithstanding the foregoing provisions of this Section 6.02 or any other provision of this Agreement, Seller shall be required to provide to Buyer documents that are subject to a confidentiality agreement that has not been duly waived and that relates to a party other than Seller, and provided that all documents or other information subject to attorney-client privilege and work-product doctrine shall be provided only under a joint defense privilege, to the extent applicable, and Buyer and Seller shall enter into such documentation as may reasonably be required to evidence such joint privilege. Buyer agrees that it will not, and it will cause its Representatives to not, use any information obtained pursuant to this Section 6.02 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. That certain Mutual Non-Disclosure Agreement, dated February 21, 2018 by Buyer and Seller, shall apply with respect to information furnished by Seller and its Representatives thereunder or hereunder and any other activities contemplated thereby or hereby, until the Closing and thereafter to the extent provided therein.

Section 6.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within three Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Notwithstanding the foregoing in this Section 6.03, following the receipt of an unsolicited Acquisition Proposal after the date of this Agreement that is or is reasonably expected to lead to a proposal that is superior to the terms set forth in this Agreement (“Superior Proposal”), if Seller’s Board of Directors determines in good faith that a failure to do so would reasonably be expected to cause Seller’s Board of Directors to breach its fiduciary duties under applicable Law, Seller shall be permitted to engage in discussions and negotiations with such bidder regarding the Acquisition Proposal (including providing due diligence information to such bidder) and, if Seller’s Board of Directors determines in good faith that such Acquisition Proposal is a Superior Proposal, then Seller shall be permitted to either (i) withhold or withdraw (or modify or qualify in a manner adverse to Buyer), or propose publicly to withhold or withdraw (or modify or qualify in a manner adverse to Buyer), the Board of Director’s adoption of the Agreement, (ii) approve or recommend for approval, or propose publicly to approve or recommend for approval, any Superior Proposal, (iii) postpone or adjourn any shareholder meeting, (iv) resolve to take any of the foregoing actions, or (v) terminate this Agreement and enter into a letter of intent and/or definitive agreement and approve such Superior Proposal.

(d) Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Supplemental Information.

(a) Seller may, from time to time prior to or at the Closing, by notice in accordance with the terms of this Agreement, supplement any Disclosure Schedule to add additional information or add a new Disclosure Schedule with a corresponding reference to be added to this Agreement (each, a “Supplement”), but not to correct any previously disclosed information. If Buyer does not provide a written termination notice pursuant to and in accordance with Section 9.01(e) within five (5) Business Days after receiving any Supplement which discloses any event, fact or circumstance that has had, or is reasonably likely to have, a Material Adverse Effect, Buyer shall be deemed to have waived for all purposes of this Agreement all rights and remedies (including its right to not consummate the transactions contemplated by this Agreement due to the failure of any of the conditions set forth in Section 7.02) hereunder or under applicable Law with regard to such event, fact or circumstance.

(b) From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action known to Seller the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied; provided, however, that Seller shall be permitted to cure, to the extent susceptible to cure, any such matter referenced in this Section 6.04(b)(i) for a period not to exceed the lesser of thirty (30) days and June 30, 2018;

(ii) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(c) Buyer’s receipt of information pursuant to the Section 6.04(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) (except as provided in Section 8.08), and shall not be deemed to amend or supplement the Disclosure Schedules, except as specifically provided in Section 6.04(a).

Section 6.05 Employees and Employee Benefits.

(a) Commencing on the Closing Date, Seller shall terminate those employees selected by Buyer and, at Buyer’s sole discretion, Buyer may retain any or all of such employees on terms acceptable to Buyer and such employees.

(b) Except as set forth in Section 6.18, Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation known by Seller or its Affiliates. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, to the extent legally permissible, promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Buyer may seek (at its sole cost and expense) an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Stock Price. At all times commencing on the date of this Agreement until such time as the entire Earnout Payments have been satisfied in full, Buyer shall not take, or permit any Affiliate or Representative, or other Person on its behalf to take, directly or indirectly, any unlawful action primarily designed to cause or to result in the stabilization or destabilization of the price of Buyer’s Common Stock.

Section 6.08 Non-Competition; Non-Solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person (other than Buyer) that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or automatic quotation system if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person; provided, however, that such ownership limitation shall not apply to Seller’s (or any of its shareholder’s) ownership of any Common Stock of Buyer.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any Person who is employed by Buyer or its Affiliates or any Person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 90 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller acknowledges that a breach or threatened breach of this Section 6.07 may give rise to irreparable harm to Buyer, for which monetary damages may not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.09 Governmental Approvals and Consents. Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action outside of such party’s ordinary course of business consistent with past practice that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

Section 6.10 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii) upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of seven years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.11 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.12 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.13 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Section 6.14 Receivables.

(a) From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller or its Affiliate shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof. If Buyer receives a payment relating to any Accounts Receivable included in the Purchased Assets that is made payable to Seller, Buyer is hereby authorized by Seller to endorse and deposit such payment for its own account.

(b) From and after the Closing, if Buyer or any of its Affiliates receives or collects any funds relating to any Excluded AR, Buyer or its Affiliate shall remit such funds to Seller within ten (10) Business Days after its receipt thereof. If Seller receives a payment relating to any Excluded AR that is made payable to Buyer, Seller is hereby authorized by Buyer to endorse and deposit such payment for its own account.

Section 6.15 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.16 Certain Payments. Within fourteen (14) days after the Closing, Seller shall pay all obligations due and owing to Duke, BioArchive and its Scientific Advisory Board, including Joanne Kurtzberg, and provide reasonable proof thereof to Buyer. To the extent any of the aforementioned payments set forth in this Section 6.16 are not paid or released within such fourteen (14) day period, then Buyer shall be entitled to exercise its set-off rights against any such payments in accordance with Section 8.06(b).

Section 6.17 Name Change in Corporate Name. Within five (5) Business Days after Closing, Seller will change its corporate name to a name that does not contain, and will not likely be confused with, its existing name, or any derivative thereof, and shall thereafter cease using its existing name.

Section 6.18 Transition of Business. At Buyer’s expense, Seller shall, for a period of up to 90 days, cooperate with Buyer in the orderly transition of the Seller’s Business to Buyer and shall undertake all actions in connection therewith reasonably requested by Buyer. Without limiting the foregoing, immediately after Closing, (a) Buyer and Seller shall notify all of Seller’s customers of the Closing of the transactions contemplated hereby, (b) Seller shall forward all written communications received from customers to Seller, (c) Seller will provide Buyer with copies of all of customer records, including billing information, and laboratory records and data, (d) Seller will transfer possession of all private cord blood and tissue units stored by Seller, (e) Seller transfer to Buyer all of its paper Books and Records as described in Section 2.02, in electronic format and provide access to Seller’s computers or servers and (e) Seller shall allow Buyer to access its premises (located at 1991 Summit Park Drive, Suite 2000, Orlando FL 32810) on a month-to-month basis for up to 90 days so that Buyer can operate and transition the Business. Furthermore, during the period of time that Buyer elects to so access the foregoing premises, which may be up to 90 days but could be less, in its discretion (Buyer will notify Seller of the period of time Buyer desires access to such Leased Property on or before the close of business on May 28, 2018), Buyer shall pay, and be responsible for, all rent, at a total rent price of $18,323 per month, pro rated for any partial months, plus all related property and sales taxes, utility costs and other facility expenses for the period during which Buyer is accessing the Leased Real Property and shall directly pay such rent to any applicable landlord under any such Lease or reimburse Seller, at Seller’s written direction, and with respect to all related property and sales taxes, utility costs and other facility expenses for Leased Real Property, as reasonably directed in writing by Seller. Buyer shall promptly reimburse Seller for any compensation paid or payable to any employee of Seller after the Closing Date and during the 90-day transition period set forth in this Section 6.18 that assist in such transition; provided that, on or before the close of business on May 28, 2018, Seller shall provide Buyer with a list of proposed employees reasonably necessary to provide assistance during the transition period at Buyer’s expense, which list of employees shall be subject to Buyer’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.19 Prepaid Fees. Within twenty (20) days of the Closing, Seller shall pay and deliver to Buyer the Prepaid Fees in immediately available funds to an account designated by Buyer, along with a written calculation of all such Prepaid fees specifying the amount, nature and timing of the Prepaid Fees. Buyer shall have thirty (30) days from the date it receives the foregoing payment and documentation from Seller to inspect the books and records of Seller reasonably necessary to confirm the amount of the Prepaid Fees and Seller shall provide Buyer and its representatives with such access during regular business hours and upon reasonable notice. If Buyer objects in writing to the calculation of the Prepaid Fees by providing Seller with a dispute notice within such thirty-day period and Buyer and Seller cannot resolve the dispute within thirty (30) days after the date Buyer delivers its dispute notice to Seller, such dispute shall be resolved by an independent accountant mutually acceptable to Buyer and Seller. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.

Section 6.20 Allocation of Property Taxes. All state, county and local ad valorem Taxes on real or personal property (“Property Taxes”) shall be prorated between Buyer and Seller as of the Closing Date, computed by multiplying the amount of Property Taxes for the fiscal year for which the same are levied by a fraction, the numerator of which is the number of days in such fiscal year up to and including the Closing Date and the denominator of which is the number of days in such fiscal year. Seller shall be responsible for the portion of such Property Taxes related to the period prior to Closing and Buyer shall be responsible for the portion of such Property Taxes related to the period after Closing. If Buyer pays the entire Property Taxes when due, Seller shall promptly reimburse Buyer for its portion of such Taxes.

Section 6.21 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.

Section 6.22 Matters Relating to the Shares.

(a) The Shares to be issued to Seller pursuant to this Agreement shall not have been registered and shall be characterized as “restricted securities” under applicable federal and state securities laws, and under such laws such shares may be resold without registration under the Securities Act and state securities laws, only in certain limited circumstances. Each certificate or book-entry allocation evidencing the Shares to be issued to Seller under this Agreement shall bear an appropriate restrictive legend or stop transfer instructions with respect thereto in substantially the following form:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(b) Buyer hereby agrees to remove the restrictive legend set forth on the certificates representing the Shares and issue a certificate without such restrictive legend to the holder of the applicable certificate upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company at such time as (i) such Shares are registered for resale under the Securities Act, (ii) such Shares are sold or transferred pursuant to Rule 144, and (iii) such Shares are eligible for sale under Rule 144, without the requirement for Buyer to be in compliance with the current public information required under Rule 144 as to such securities and without volume or manner-of-sale restrictions. Following the earlier of subsections (i), (ii), or (iii) of this Section 6.22(b), upon the written request of the Seller, Buyer shall instruct its transfer agent to remove the restrictive legend from the Shares and shall cause its counsel to issue any legend removal opinion required by the transfer agent. In connection with a sale of Shares in reliance on Rule 144, Seller or its broker shall also deliver to Buyer a customary broker representation letter, which shall include, as may be appropriate, a certification that Seller is not an affiliate of Buyer (as defined in Rule 144) and a certification as to the length of time the applicable Shares have been held.

(c) Buyer shall file on a timely basis (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by it under the Exchange Act. If Buyer is not required to file reports pursuant to the Exchange Act, upon the request of Seller or any of its shareholders, Buyer shall make publicly available the information specified in subparagraph (c)(2) of SEC Rule 144 for a period not to exceed three (3) years from the date Buyer is no longer required to file reports pursuant to the Exchange Act. Buyer shall take such further action as may be reasonably required from time to time and as may be within the reasonable control of Buyer, to enable Seller or its shareholders, as applicable, to transfer the Shares without registration under the Securities Act within the limitation of the exemptions provided by SEC Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Upon the request of Seller or any of its shareholders, as applicable, Buyer will deliver to Seller or such shareholder, as applicable a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with the sale, transfer or disposition of any of the Shares under SEC Rule 144, provided that Seller or its broker shall have delivered to Buyer a customary representation letter, Buyer agrees promptly to cause its transfer agent to remove the restrictive legend on certificates or book entries representing the Shares sold, transferred or distributed to the transferees and if necessary to instruct Buyer’s counsel to promptly issue an opinion, at Buyer’s expense, confirming to the transfer agent the right to have such legend removed. In connection with any sale, transfer or other disposition by Seller or any of its shareholders, as applicable, pursuant to SEC Rule 144, Buyer shall cooperate with such holder to facilitate the timely preparation and delivery of certificates representing such Shares to be sold and not bearing any Securities Act legend, and enable certificates for such Shares to be for such number of shares and registered in such names as Seller or any shareholder, as applicable, may reasonably request.

(d) Notwithstanding the foregoing in this Section 6.22, Seller may transfer the Shares to its shareholders after the six (6) month anniversary of the Closing Date in compliance with applicable Law, provided that each such shareholders first executes and delivers to Buyer an agreement to comply with the right of first refusal as set forth in Section 6.23. Any transfer or attempted transfer of any of the Shares in violation of this Section 6.22(d) or Section 6.23 shall be null and void, no such transfer shall be recorded on Buyer’s books and the purported transferee in any such transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement.

Section 6.23 Right of First Refusal.

(a) Until the date which is five (5) years from the Closing Date (the “ROFR Term”), in the event Seller ever elects to sell Shares to a third party in a sale involving a number of Shares equal to or greater than 5,000 Shares (a “Block Trade”), then Seller shall provide Buyer with a right of first refusal to purchase all of the Shares proposed to be sold pursuant to the Block Trade on the terms and conditions specified in this Section 6.23. If Seller proposes to effectuate a Block Trade, Seller shall deliver a written transfer notice to Buyer stating the number of Shares it proposes to sell pursuant to the Block Trade (the “Offer”). Buyer may accept the Offer at any time within three (3) Business Days of the date of its receipt of the Offer (the “Acceptance Period”) by providing Seller with a written notice of acceptance (the “Acceptance”). Upon providing the Acceptance, Buyer shall, to the extent legally required, promptly instruct Buyer’s counsel to promptly issue an opinion, at Buyer’s expense, confirming to the transfer agent the right to have any restrictive legend removed.

(b) The closing of the sale of the Shares subject to the Offer will take place within ten (10) Business Days of the date of the Acceptance, and the entire purchase price for such Shares shall be the average of the closing sale prices of Common Stock as reported on the OTC Bulletin Board during the five (5) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the date of the receipt of the Offer. Buyer shall pay the entire purchase price for such Shares in immediately available funds at such closing. At such closing, the parties will enter into a letter agreement substantially in the form attached hereto as Exhibit I.

(c) If Buyer does not timely deliver the Acceptance within the Acceptance Period or affirmatively rejects the Offer, then Seller shall be permitted to sell the Shares identified in the Offer without restriction, except as provided by applicable Law; provided that if Seller does not so sell all of such shares within 120 days of the expiration of the Acceptance Period, then the provisions of this Section 6.23 shall again apply to such shares. If Buyer fails on more than three occasions to close on the purchase of the Shares pursuant to the Offer after it has delivered Seller an Acceptance then the right of first refusal described in this Section 6.23 shall automatically, without any action required by any party, expire and shall thereafter be of no further force or effect.

(d) Notwithstanding the foregoing, the right of first refusal described in this Section 6.23 shall not apply to any dividend or distribution by Seller of any Shares to its shareholders; provided, however, that each shareholder receiving any Shares pursuant to any such dividend or distribution made during the ROFR Term agrees to enter into a right of first refusal agreement with the same terms and conditions as set forth in this Section 6.23.

(e) During the period commencing upon the delivery of the Offer and ending on the later of: (1) forty-eight (48) hours after the expiration of the Acceptance Period or rejection of the Offer, as applicable; and (2) the closing of the purchase of the Shares by Buyer pursuant to this Section 6.23, Buyer shall not, and shall cause its officers and directors to not, buy or sell any shares of Common Stock beneficially owned (as determined by Rule 13d-3 of the Exchange Act) by Buyer, or any officer or director of Buyer.

Section 6.24 FDA Registration. Buyer shall: (a) file an application and/or registration with each appropriate Governmental Authority, including without limitation, the U.S. Food & Drug Administration within seven (7) Business Days after the Closing Date to obtain all approvals reasonably necessary for Buyer to serve as a public cord blood bank and actively engage in the public cord blood business (including the ability to sell any of the Public Cord Blood Inventory) in at least the same manner as conducted by Seller (collectively, the “Cord Blood Approvals”); and (b) use its commercially reasonable efforts to obtain and maintain all of the Cord Blood Approvals.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.03, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of Seller contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or Seller, that are reasonably likely to succeed on the merits and which would prevent the Closing, and no injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any of the material transactions contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f) Seller shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(a).

(g) Other than the Cord Blood Approvals, which will be obtained after the Closing Date pursuant to Section 6.24, Buyer shall have to its Knowledge received all Permits that are necessary for it to conduct the Business as conducted by Seller as of the Closing Date to the extent Buyer does not already possess any such necessary Permits.

(h) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its reasonable sole discretion, of the release of such Encumbrances.

(i) Seller’s financial statements for the two years ending on the Balance Sheet Date (2017 and 2016) shall have been audited by Seller’s Accountant and Seller’s Accountant shall have delivered its audit report to Buyer.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(k) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(m) Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign Person within the meaning of Section 1445 of the Code duly executed by Seller.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transactions contemplated hereby.

(d) Buyer shall have delivered to Seller duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.02(b).

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(f) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g) Seller shall have received shareholder approval of the transaction contemplated by this Agreement;

(h) Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the close of business on the date that is five hundred and fifty (550) days following the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.19 shall survive for three (3) years, and (iii) Section 4.18 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, as of the date such representation or warranty was made or as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement; or

(c) any Excluded Asset or any Excluded Liability.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses actually incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, as of the date such representation or warranty was made or as of the Closing Date as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability.

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $120,000 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted toward the Basket). The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed $1,500,000 (the “Cap”).

(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.22, Section 5.01, Section 5.02 and Section 5.04. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(b) and (c) and for which Buyer shall be liable pursuant to Section 8.03(b) and (c) shall not exceed the Purchase Price actually received; provided, however, that the foregoing limitations shall not apply to any claims by Seller related to any Earnout Payments.

(d) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or entitled to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by the Indemnified Party.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) For purposes of this Article VIII, any Losses resulting from any inaccuracy in or breach of any representation or warranty contained in this Agreement shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (other than those set forth in (a) the definition of Material Contract and Permitted Exceptions, (b) any provisions of any representation or warranty made by the Company in this Agreement that require the Company to list items in the Schedules, and (c) the representations set forth in Section 4.01, Section 4.06(a), Section 4.08, Section 5.01, and Section 5.11).

(h) In no event shall any Buyer Indemnitees or Seller Indemnitees be entitled to seek or receive indemnification for the same Loss more than once under this Article VIII even if a claim for indemnification in respect of such Loss has been made as a result of a breach of more than one (1) representation, warranty, covenant or agreement contained in this Agreement.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06 Payments; Setoff.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to six percent (6%). Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Buyer may set off any sums owed to it by Seller as a result of Section 8.02 against any sums (including the Cash Holdback) or Common Stock (including the Stock Holdback) it owes to Seller, including any Earnout Payment. If Buyer exercises this right of set-off described in this Section 8.06(b), then Buyer shall deposit amounts otherwise due to Seller, as and when due, with Escrow Agent to be held in an interest bearing escrow account until the earliest of the date that (x) Buyer and Seller mutually agree how to disburse the amounts deposited in escrow, (y) the matter is resolved in the manner set forth Section 8.05, or (z) a final determination regarding the validity of any indemnification claim has been made by a court of competent jurisdiction; provided, however, that the prevailing party in any such dispute described in this Section 8.06(b) shall also receive interest on any amounts deposited in escrow, payable by the non-prevailing party at a rate equal to six percent (6%) (with a credit for interest previously earned in the interest bearing escrow account) calculated on the basis of the actual number of days elapsed over 365, from the date any such amounts are deposited in escrow to the date such amounts are distributed to the prevailing party. Any amounts set off against any Common Stock shall be based on the Buyer Average Stock Price during the thirty (30) consecutive full trading days ending at the closing of trading on the trading day immediately prior to the date that Buyer notified Seller of the Third Party Claim or Direct Claim, as applicable.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. Seller shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if David Portnoy or Mark Portnoy had actual (not constructive) knowledge of such inaccuracy or breach prior to the Closing. Buyer shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement if Seller had actual Knowledge of such inaccuracy or breach prior to the Closing.

Section 8.09 Exclusive Remedies. Subject to Section 6.08 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s intentionally fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within five Business Days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2018, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within five Business Days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 30, 2018, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(iii) at any time prior to the Closing Seller concurrently enters into a letter of intent or definitive acquisition agreement in connection with a Superior Proposal pursuant to Section 6.03; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

(e) by Buyer within five (5) Business Days of receipt by Buyer of a Supplement delivered pursuant to Section 6.04, which discloses any event, fact, or circumstance that constitutes a material breach of any representation or warranty set forth in Article IV.

(f) By Seller at any time prior to the Closing Date, if the Average Buyer Stock Price for the Buyer’s Common Stock is at any time 20% less or 20% greater than the Starting Price.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Article X hereof;

(b) pursuant to the Promissory Note;

(c) notwithstanding anything to the contrary, if Seller terminates this Agreement pursuant to Section 9.01(c)(iii) prior to June 30, 2018 in order to enter into a letter of intent or definitive agreement with respect to an Acquisition Proposal, or to otherwise negotiate an Acquisition Proposal, then: (1) the Loan shall come due and be payable immediately and (2) Seller shall promptly pay to Buyer a termination fee of $700,000 (in addition to the repayment of the Loan) as Buyer’s sole and exclusive remedy and as liquidated damages (the “Liquidated Damages”), which such liquidated damages shall be compensation and not a penalty, and Seller’s payment of the Liquidated Damages is the Seller’s sole liability and entire obligation for any such termination.

(d) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Without limiting the foregoing, Seller shall pay all amounts payable to Cassel Salpeter & Co., LLC.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	1991 Summit Park Drive, Suite 2000 Orlando FL 32810 E-mail: eguindi@corduse.com Attention: Edward Guindi, M.D., President

with a copy to:	Greenberg Traurig 450 South Orange Avenue, Suite 650 Orlando, FL 32801 E-mail: finkelsteina@gtlaw.com Attention: Andrew R. Finkelstein

If to Buyer:	700 Brooker Creek Blvd, Suite 1800 Oldsmar, FL 34677 E-mail: legalnotice@cryo-cell.com Attention: Mark Portnoy, Co-CEO

with a copy to:	Shumaker, Loop & Kendrick, LLP 101 East Kennedy Blvd., Suite 2800 Tampa, FL 33602 E-mail: jesquivel@slk-law.com Attention: Julio C. Esquivel

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the Ancillary Documents, along with the Promissory Note, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter and supersedes that certain letter of intent between Seller and Buyer, dated March 16, 2018. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents and the Exhibits and Disclosure Schedules (other than an exception set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

Section 10.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. For the avoidance of doubt, each of Seller’s shareholders shall be intended third party beneficiaries of Section 6.22 of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN THE CITY OF TAMPA AND

COUNTY OF HILLSBOROUGH COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by Seller, on the one hand, or Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, Seller, on the one hand, and Buyer, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and this right shall include the right of Seller or Buyer to cause the transactions contemplated by this Agreement to be consummated. Each of the parties hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the other party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.

Section 10.12 Disclosure Generally. All schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the schedules shall be deemed to refer to this entire Agreement, including all schedules. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule or representation or warranty contained in Article IV or Article V, as applicable, as though fully set forth in such Disclosure Schedule or representation or warranty, provided that the disclosing party has acted in good faith by attempting to provide cross-references where applicable and, in the absence of any such cross references, the applicability of the information to such other sections of these Disclosure Schedules is readily apparent on the face of such disclosure that a reasonable person would conclude that it applies to such other section, notwithstanding the absence of a cross reference contained therein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business consistent with past practice, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business consistent with past practice for purposes of this Agreement. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. The information contained in this Agreement, in the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). Nothing in the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement or create any covenant. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 10.13 Non-Recourse. Except with respect to claims arising from fraud, criminal activity or willful misconduct, all claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement or the other Ancillary Documents, or the negotiation, execution or performance of this Agreement or the other Ancillary Documents

(including any representation or warranty made in or in connection with this Agreement or the other Ancillary Documents or as an inducement to enter into this Agreement or the other Ancillary Documents), may be made only against the entities that are expressly identified as parties hereto and thereto. No Person who is not a named party to this Agreement or the other Ancillary Documents, including any Non-Recourse Party of any named party to this Agreement or the other Ancillary Documents, shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or such other Ancillary Document (as the case may be) or for any claim based on, in respect of, or by reason of this Agreement or such other Ancillary Document (as the case may be) or the negotiation or execution hereof or thereof; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Recourse Party, other than, in each case, for claims arising from fraud, criminal activity or willful misconduct. Each Non-Recourse Party is expressly intended as third-party beneficiaries of this provision of this Agreement.

Section 10.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank; next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Cord:Use Cord Blood Bank, Inc.

By:	/s/ Edward Guindi, M.D.
Name:	Edward Guindi, M.D.
Title:	President

Cryo-Cell International, Inc.

By:	/s/ David Portnoy
Name:	David Portnoy
Title:	Chairman, Co-CEO